UNITED STATES
                  SECURITIES EXCHANGE COMMISSION
                       WASHINGTON, D.C. 20549

                             FORM 8-K

                          CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 29, 2001

                         MCC CATERING INC.
      ----------------------------------------------------
     (Exact name of registrant as specified in its charter)


        DELAWARE                            22-3642435
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(State or other jurisdiction             (I.R.S. Employer
of incorporation or organization)        Identification No.)


500 108th Avenue - Suite 730
City Center, Bellevue, WA                     98004
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(Address of principal executive offices)    (Zip Code)


Registrant's telephone number             (425) 990-6407
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Item 2.  Acquisition or Disposition of Assets

On May 29, 2001, the Company entered into an Acquisition Agreement with Autofirst Limited, ("Autofirst"), a company incorporated under the laws of the United Kingdom. Under the terms of the Agreement, the Company will undertake a 2.5 for 1 reverse split of its common stock. In consideration of the acquisition of all of the outstanding shares of common stock in Autofirst, the Company shall issue 10,100,000 shares of common stock to the shareholders of Autofirst in proportion to their percentage shareholding in Autofirst. The transaction and closing thereto is subject to the approval of shareholders of both companies. Subsequent to the closing of the transaction, control of the company shall pass to the shareholders of Autofirst.

Autofirst is a corporation duly organized and validly existing under the laws of the United Kingdom. Autofirst is a web enabled freight management service primarily focused on the spot freight marketplace. Its business is initially being launched in the United Kingdom to prove the concept followed by neighboring European Union markets and finally a rollout to the United States market.

Autofirst will aim to be the "FEDEX" of the spot freight business by providing the convenience of a web enabled quotation and factoring system for non-professional buyers of freight services, primarily in SME's which matches their random shipments in real time to carrier running empty back hauls. Autofirst will seek to provide the non-professional shipper with real time quotes from carriers with underutilized capacity giving shippers a new level of competitive pricing, service and a more time saving transaction process which gives carriers new revenue sources from a market traditionally difficult to prospect, increases load optimization, margins and reduces credit risk.






SIGNATURES

In accordance with the requirements of the Securities Exchange
Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


Dated: May 30, 2001


MCC CATERING INC.
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(Registrant)


By: /s/ B.R. PARKER
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    President